Exhibit 10.16

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

This RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT (“Agreement”) is entered into this 27th day of August, 2010, by and between AutoTrader.com, Inc. (“Company”) and Jared Rowe (“Employee”).

WHEREAS, the Company is engaged in the business of Online Automotive Advertising Services, as defined herein;

WHEREAS, Employee is employed by the Company as its Vice President, Product Management, primarily responsible for The Product Management Department and overseeing the ATC websites, as well as serving as a primary contact for the Company with business partners, potential business partners, technology providers, and other entities that do business with the Company;

WHEREAS, Employee, in his capacity as a member of the Company’s core and highest level executive group, is often called upon to perform other duties fundamental to the oversight, management and development of the Company’s overall business operations and potential operations (these duties and the duties discussed in the previous paragraph shall hereinafter be referred to as the “Business Activities”); and

WHEREAS, Employee will have access to the Company’s customers, trade secrets and Confidential Information (as that term is defined below) and will play an important role in aspects of the Company’s strategic decision-making processes at a senior executive level;

NOW THEREFORE, in consideration of the agreement of the Company to employ Employee and for other good and valuable consideration provided for herein, Employee does hereby covenant and agree with the Company as follows:

1. Employee is to devote Employee’s entire working time and best efforts to the performance of Employee’s duties and to the performance of such related and other duties as may from time to time be assigned to Employee by the Company, to the exclusion of all other employment and business activity.

a. Employee acknowledges and agrees that the Employee shall be employed by the Company at-will and that either the Company or the Employee may terminate the employment relationship at any time and for any reason, or no reason.

b. In the event the Company terminates Employee’s employment without Cause, Employee will be eligible to receive the following:

(i) Twelve (12) months of severance pay based on Employee’s then-current base monthly salary and Employee’s pro-rated target annual cash bonus in effect at the time of termination (“Severance Pay”). The Severance Pay will be paid to Employee in equal, prorated installments on the Company’s regular paydays, less any deductions required by law, during the twelve (12) month period, until fully paid (the “Severance Period”). Employee acknowledges that he will have to execute a release provided by the Company in a form in its discretion releasing the Company of any and all claims that Employee may have prior to entitlement to the Severance Pay. In the event that Employee breaches any post-employment covenant, agreement, or term of this Agreement, as adjudged in the Company’s sole discretion, or if during the Severance Period Employee becomes employed by Cox Enterprises, Inc. or any of its subsidiaries or affiliates, Employee acknowledges the Company’s right to cease all remaining Severance pay still due and owing.

(ii) “Healthcare Benefits Continuation”, defined as follows: to the extent Employee and any eligible dependents have health insurance coverage through the Company’s employee benefit plans as of the date of such termination, the Company will provide during the Severance Period continuation of health insurance coverage at Company’s cost, provided that such continuation may be accomplished either by providing continuation coverage under COBRA or by another method or any combination of methods chosen by Company in its sole discretion. Anything herein to the contrary notwithstanding, it is provided that: (x) such coverage may be modified from time to time for all of the Company’s senior management by the Company in its sole discretion to the extent permitted by law, (y) if Employee becomes eligible for other group health insurance coverage from a new employer, to the extent coverage is continued under COBRA, any Company payments for COBRA continuation coverage shall cease prior to the end of the Severance Period, and, to the extent coverage provided during the Severance Period, by whatever method provided, shall be included in (and not in addition to) the continuation period under COBRA to the extent permitted by law. It is further provided that if, during the Severance Period, Employee becomes reemployed by Company or any of its affiliates, then the Healthcare Benefits Continuation shall cease.

c. In the event there is a sale of AutoTrader.com to a third party during the term of this Agreement (whether by merger, sale of stock, sale of assets or otherwise, a “Sale Transaction”), then with respect to any then- outstanding long-term incentive awards held by Employee under any long-term incentive plan(s) of the Company or its affiliates (any such award an “LTIP Award(s)”), then notwithstanding any provision of such plan(s) or agreement(s) governing the LTIP Award(s) to the contrary, provided Employee has not voluntarily terminated employment with the Company, and has not been terminated by the Company for Cause on or before the date on which a definitive agreement for a Sale Transaction has been entered into, then the LTIP Awards will become vested in full on such date, and the benefit payable under the LTIP Awards shall be measured and valued as of the closing date of such Sale Transaction (the “Valuation Date”) in accordance with the terms of the applicable plan(s) or LTIP Award agreement(s) and paid as soon as practicable after the date of such measurement, but in any event no later than June 30 of the year following such Valuation Date.

d. In the event the Company terminates Employee’s employment “With Cause” as defined below or in the event Employee voluntarily separates or resigns his employment with the Company, Employee shall not be entitled to Severance Pay or Healthcare Continuation (in which event, COBRA continuation coverage will be as otherwise available under Company policy generally).

2. Certain terms used in this Agreement shall have the following definitions:

a. “Online Automotive Advertising Services” shall be defined as the business of providing services involving or related to advertising or marketing of new or used automotive vehicles or internet websites.

b. “Confidential Information” means any data or information of or relating to Company or its affiliates and not generally known by the public or in the relevant trade or industry. To the extent consistent with the foregoing definition, Confidential Information includes but is not limited to : all processes, techniques, formats, products and potential products, services and potential services, specifications, procedures, price structures, plans, including business plans and marketing plans, strategies, customer lists, pricing information, sales data and projections, internal financial statements and projections and other information relating to the operation of the

Company’s Online Automotive Advertising Services business prior to the date hereof or the operation of the Online Automotive Advertising Services business by the Company and its affiliates after the date hereof, which is not generally known to or readily ascertainable b the public or in the relevant trade or industry, whether in oral, written, graphic or machine readable form.

c. “Restricted Areas” shall be defined as all fifty states of the United States plus Puerto Rico and except Alaska. Employee agrees, for purposes of clarity, that advertises in such areas are served from the Company’s sales representatives’ locations, a list of which is attached as Attachment 1, and that the Company’s websites serve the Restricted Area via the Internet.

d. Termination “With Cause” shall be defined as the Company’s termination of Employee’s employment upon a good faith finding by the Company, in its sole discretion, that Employee has violated the Company’s policies or procedures including but not limited to absenteeism, dishonesty, insubordination, conduct reflecting moral turpitude, conduct which is detrimental to the reputation or goodwill of the Company or its business, breach of fiduciary duty to the Company, disloyalty to the Company, violation of any representation, provision, warranty, or covenant of this Agreement, or conviction of a misdemeanor or felony that relates to Employee’s job duties.

e. “Competitive Entity” shall be defined as companies that provide Online Automotive Advertising Services and portals with online automotive products that have customers or prospective customers located within any of the Restricted Areas (including, but not limited to, Reynolds and Reynolds, Dealer.com, DealerTrack, ADP, eBay Motors, Cars.com and Google).

3. Employee covenants and agrees that during Employee’s employment with the Company and for a period of one (1) year from the effective date of termination of Employee’s employment, whether such employment is terminated by Company or by Employee, Employee will not, either as an employee, owner, consultant or contractor, perform Business Activities, including but not limited to accepting any executive, managerial, product management or strategic planning position, for any Competitive Entity. Employee acknowledges that his performance of Business Activities for any Competitive Entity within one (1) year from the effective date of termination of his employment with the Company would harm the legitimate business interests of the Company and that the restrictions set out in the covenant contained in this paragraph are reasonable and necessary to protect such interests.

4. Employee covenants and agrees that during Employee’s employment with the Company and for a period of one (1) year form the effective date of termination of Employee’s employment with the Company, whether such employment is terminated by Company or by Employee will not, directly or indirectly, solicit or attempt to solicit business, in the area of Online Automotive Advertising Services, including actively sought prospective customers, who were customers of the Company and with whom the Employee had contact during his employment with the Company for the purposes of solicitation of business and the servicing of existing business.

5. During Employee’s employment with Company and for one (1) year from the effective date of termination of Employee’s employment with the Company, whether such employment is terminated by Company or by Employee, Employee shall not use, disclose or permit any person to obtain, any Confidential Information of Company (whether or not the Confidential Information is in written or tangible form), except as specifically authorized by Company in writing. Employee understands and agrees that should Employee, either as an employee, owner, consultant or contractor, perform Business Activities for any company or entity engaged in providing Online owner, consultant or contractor, perform Business Activities for any company or entity engaged in providing Online Automotive Advertising Services, including but not limited to Competitive Entities, the Company’s Confidential Information inevitably would be used and/or disclosed by Employee during the performance of such work.

6. Employee covenants and agrees that during Employee’s employment with the Company and for a period of one (1) year form the effective date of termination of Employee’s employment with the Company, whether such employment is terminated by Company or by Employee, Employee will not directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, recruit or solicit or attempt to recruit or solicit for hire any employee of the Company or its affiliated businesses.

7. Upon the request of Company and, in any event, upon the termination of Employee’s employment, Employee shall return to Company and leave at its disposal all originals and copies in whatever form (including, without limitation, paper and electronic media of any kind) of memoranda, e-mails, notes, records, drawings, manuals and other documents or materials pertaining to the business of Company or Employee’s specific duties for Company, and Employees shall retain no copies. Employee shall also return to Company and leave at its disposal all originals and copies of materials involving any Confidential Information of Company.

8. Employee acknowledges and agrees that the restrictions set out in this Agreement are necessary to protect the legitimate business interests of the Company, are reasonable in all respects, including duration, territory and scope of activity restricted. Employee also acknowledges that the restrictions contained in this Agreement will not prevent Employee from obtaining any other employment or earning a livelihood, and Employee agrees that Employee will be able to earn an adequate livelihood if these restrictions, as limited, are enforced.

9. Since a violation by Employee of the provisions of this Agreement would cause immediate and irreparable injury to the Company and there is no adequate remedy at law for such violation, the Company shall have the right, upon Employee’s breach or threatened breach of these covenants, to a temporary restraining order enjoining such breach in any court of competent jurisdiction to enjoin Employee from violating such provisions.

10. Employee hereby conveys, transfers and assigns to the Company, it successors and assigns, all right, title and interest, including, without limitation, all copyright rights, patent rights, trade secret rights and other intellectual property rights, associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Employee on behalf of the Company at any time, whether before, during or after the Term of this Agreement (the “Works”). All Works created by Employee on behalf of or for the benefit of the Company shall belong exclusively to the Company. All Works created by Employee for the Company shall be deemed works made for hire within the meaning of the copyright laws of the United States. The Company shall retain all right, title, and interest in and to any inventions (patentable or otherwise), discoveries, improvements or copyrightable works (collectively, “Intellectual Property”) that Employee creates in connection with the performance of services on behalf of the Company. At the Company’s expense, Employee shall provide all reasonable assistance requested by the Company in its protection of the Intellectual Property. In the event that any Works are determined not to be a work made for hire, then Employee hereby assigns to the Company all right, title, and interest in the Works, including any and all copyright rights or other intellectual property rights in and to the Works, in all media, now or hereafter known, worldwide. Employee also agrees to execute such additional documents as may be reasonably requested by the Company to further evidence, perfect or record the Company’s rights in the Works.

11. In the event of a Sale Transaction, the Company may assign this Agreement, either by voluntary act or by operation of law, to the corporation surviving such Sale Transaction. Upon such assignment, this Agreement shall inure to the benefit of and shall be binding upon such assignee as though such assignee had been an original party hereto. In the event the Company does not assign this Agreement as provided above and the purchaser decides not to offer employment to Employee, then Company will pay to Employee the Severance Pay and provide the Healthcare Benefits Continuation set forth in paragraph 1b above.

12. This Agreement constitutes the entire agreement between the parties hereto and contains all understandings and covenants of said parties concerning the subjects in this Agreement, all previous and all other contemporaneous understandings, covenants and representations not herein contained being either waived or superseded. No modification of any covenant or provision of this Agreement shall be valid unless in writing and signed by both parties hereto.

13. The covenants of Employee set forth in Paragraph 4, 5, 6, and are the essence of this Agreement. Each of such covenants shall be deemed and shall be construed as a separate and independent covenant, and should any part or provision of any such covenants be reformed or declared invalid, such reformation or invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other separate covenant of Employee not declared invalid.

14. All provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. Any lawsuit, claim, or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Court of Chancery, and Employee and the Company hereby submit to personal jurisdiction within the State of Delaware and to venue in such courts.

15. Although the Company makes no guarantee with respect to the treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or official guidance relating thereto (collectively, “Section 409A”), this Agreement is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date above written.

AutoTrader.com, Inc.	Employee

By:	/s/ Jared Rowe

ATTACHMENT 1

TO AGREEMENT WITH AUTOTRADER.COM, INC.

DATED AUGUST 24, 2010

AUTOTRADER.COM: LOCATIONS OF SALES REPRESENTATIVES

Alabama	Arizona	Arkansas	California	Colorado	Connecticut
Birmingham Mobile	Phoenix Sierra Vista Tucson	Little Rock Pine Bluff	Fresno Los Angeles Modesto Monterey Oakland Sacramento Salinas San Diego San Francisco San Jose Stockton Visalia	Colorado Springs Denver Pueblo	Hartford New Haven
Delaware	Florida	Georgia	Hawaii	Idaho	Illinois
Wilmington	Daytona Beach Ft. Lauderdale Ft. Myers Jacksonville Melbourne Miami Naples Orlando Palm Beach Pensacola Sarasota St. Petersburg Tallahassee Tampa	Atlanta Brunswick Savannah Thomasville	Honolulu	Boise Idaho Falls	Bloomington Campaign Chicago Decatur Harrisburg Moline Mount Vernon Peoria Quincy Rockford Rock Island Springfield
Indiana	Iowa	Kansas	Kentucky	Louisiana	Maine
Elkhart Evansville Ft. Wayne Indianapolis South Bend	Ames Cedar Rapids Davenport Des Moines Dubuque Keokuk Mason City Ottumwa Sioux City Waterloo	Hutchinson Kansas City Wichita	Lexington Louisville Paducah	New Orleans	Auburn Bangor Portland

Maryland	Massachusetts	Michigan	Minnesota	Mississippi	Missouri
Baltimore	Boston New Bedford	Alpena Battle Creek Bay City Cadillac Detroit Flint Grand Rapids Kalamazoo Lansing Saginaw Traverse City	Austin Duluth Mankato Minneapolis Rochester St. Paul	Jackson	Cape Giradeau Columbia Hannibal Jefferson City Kirksville Springfield St. Joseph St. Louis
Montana	Nebraska	Nevada	New Mexico	New York	North Carolina
Billings	Hastings Kearney Lincoln Omaha	Las Vegas	Albuquerque Santa Fe	Albany Binghamton Buffalo Elmira New York Rochester Schenectady Syracuse Troy Utica Watertown	Asheville Charlotte Durham Greensboro High Point Raleigh Winston-Salem
North Dakota	Ohio	Oklahoma	Oregon	Pennsylvania	Rhode Island
Bismarck Dickinson Fargo Minot Valley City	Cincinnati Cleveland Columbus Dayton Lima Toledo Youngstown	Oklahoma City Tulsa	Eugene Portland Roseburg	Harrisburg Lancaster Lebanon Philadelphia Pittsburgh Scranton Wilkes-Barre York	Providence
South Carolina	South Dakota	Tennessee	Texas	Utah	Virginia
Charleston Columbia Florence Greenville Myrtle Beach Spartanburg	Mitchell Rapid City Sioux Falls	Chattanooga Memphis Nashville	Austin Corpus Christi Dallas Fort Worth Houston Lubbock San Antonio Tyler	Salt Lake City	Harrisonburg Lynchburg Newport News Norfolk Petersburg Portsmouth Richmond Roanoke

Washington	Washington D.C.	West Virginia	Wisconsin	Wyoming
Seattle Spokane Tacoma		Charleston Huntington	Appleton Eau Claire Green Bay LaCrosse Madison Milwaukee Rhinelander Superior Wausau	Cheyenne